Exhibit 99.1

News Release
For Release July 18, 2007
10:00 A.M.

Contact:     Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                     Robin D. Brown, Senior Vice President & Director of Marketing
                    (803) 951- 2265

First Community Corporation Announces Earnings and Cash Dividend

Lexington, S.C. July 18, 2007 – Today First Community Corporation (FCCO), the holding company for First Community Bank, reported net income for the second quarter and year-to-date 2007. Net income for the second quarter was $893 thousand. On a linked quarter basis this compares to the first quarter of 2007 net income of $725 thousand, an increase of 23.2%. Diluted earnings per share were $.27 for the second quarter of 2007 compared to $.22 in the first quarter of 2007, an increase of 22.7%.

Net income for the six months ended June 30, 2007 was $1.6 million compared to $1.7 million in 2006. Year-to-date diluted earnings per share for 2007 were $.49 compared to $.57 in 2006. Net income for the second quarter of 2007 was $893 thousand compared to $901 thousand in the second quarter of 2006. Diluted earnings per share were $.27 for the second quarter of 2007 compared to $.29 in the second quarter of 2006. The information for the year-to-date and second quarter 2007 earnings reflects the results of the June 2006 merger with DeKalb Bankshares, the holding company for The Bank of Camden.

Mike Crapps, president and chief executive officer commented on the Company’s performance in the second quarter of 2007 by saying, “The EPS improvement in the second quarter serves as evidence that our plan established for the year is working. As we have previously disclosed, we have made significant investments in our infrastructure, our personnel, and in the project to improve efficiencies, expense controls, and to enhance non-interest income. The expense of those investments are substantially behind us now, with the benefits largely ahead of us.” Crapps continued, “We continue to be pleased with our progress in reaching an increased loan-to-deposit ratio. We ended the second quarter of 2007 at 75.02% as compared to 64.11% at June 30, 2006. The rate of growth in our loan portfolio continued strong during the second quarter of 2007 at an annualized rate of 19.6%. In the last twelve months, the bank has experienced total loan growth of $40.1 million, a 15.3% increase.” Crapps noted, “We have previously stated that one of our primary strategic objectives is growth in our loan portfolio and we are extremely pleased with our results especially given that while growing loans at this pace, we have continued to maintain the quality in our loan portfolio. At June 30, 2007, our non-performing assets were only 0.19% of total assets.”

The growth in the loan portfolio, combined with a stabilization of deposit costs and an increased yield in the investment portfolio resulted in an increase in the net interest margin to 3.34%. This is a seven basis point expansion in the net interest margin from the first quarter of 2007 and a four basis point expansion from the second quarter of 2006.

Total revenues increased in the second quarter of 2007 as compared to the first quarter of the year by $185,000 an increase of 3.9%, which is an annualized growth rate of 15.6%. The core non-interest income component of total revenues remained basically flat; therefore the primary contributing factor to this revenue growth is the increase in net interest income.

Non-interest expense decreased by $111,000 or 3.1% in the second quarter of 2007 as compared to the first quarter of 2007. Declines in personnel and marketing expenses contributed to this decrease.

The corporation also announced that the Board of Directors has approved a cash dividend for the second quarter of 2007. The Company declared a $.07 per share dividend payable August 15, 2007 to shareholders of record as of July 31, 2007.

The company has a Share Repurchase Plan that authorizes the repurchase of up to 200,000 shares of the company’s common stock. As of June 30, 2007, 152,613 shares have been repurchased with a total investment of $2.7 million.

        First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates twelve banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast Columbia, Newberry (2), Prosperity, Red Bank and Camden. Total assets for the company were $554 million at June 30, 2007 and shareholders’ equity at June 30, 2007 was $63 million.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	June 30,		December 31,
	2007	2006	2006
Total Assets	$554,298	$538,075	$548,056
Investment Securities	165,555	192,132	172,315
Loans	302,152	262,079	275,189
Allowance for Loan Losses	3,425	3,128	3,215
Total Deposits	402,774	408,792	414,941
Securities Sold Under Agreements to Repurchase	24,963	17,772	19,472
Federal Home Loan Bank Advances	43,033	31,483	29,757
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders' equity	62,972	60,241	63,208

Book Value Per Share	$19.43	$18.48	$19.36
Tangible Book Value Per Share	$10.15	$8.49	$10.05
Equity to Assets	11.36%	11.20%	11.53%
Loan to Deposit Ratio	75.02%	64.11%	66.32%
Allowance for Loan Losses/Loans	1.13%	1.19%	1.17%

Average Balances:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Average Total Assets	$542,136	$501,992	$540,321	$487,210
Average Loans	295,543	237,466	289,003	231,759
Average Earning Assets	464,195	432,491	461,880	418,972
Average Deposits	400,017	381,460	400,639	367,581
Average Other Borrowings	74,344	61,672	72,037	62,498
Average Shareholders' Equity	63,195	53,812	63,074	53,024

Asset Quality
Nonperforming Assets:
Non-accrual loans	$661	$22	$661	$22
Other real estate owned	66	50	66	50
Accruing loans past due 90 days or more	307	-	307	-

Total nonperforming assets	$1,034	$72	$1,034	72
Net Charge-offs	$29	$127	$15	141
Net Charge-offs to Average Loans	0.01%	0.05%	0.01%	0.06%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Interest Income	$7,541	$6,538	$14,839	$12,474
Interest Expense	3,773	3,068	7,463	5,677

Net Interest Income	3,768	3,470	7,376	6,797
Provision for Loan Losses	112	129	226	248

Net Interest Income After Provision	3,656	3,341	7,150	6,549

Non-interest Income:
Deposit service charges	645	578	1,257	1,123
Mortgage origination fees	77	132	181	247
Commission on sale of non-deposit products	66	105	143	207
Gain (loss) on sale of securities	69	-	74	(69)
Gain on early extinguishment of debt	-	-	-	159
Other	277	312	588	612

Total non-interest income	1,134	1,127	2,243	2,279

Non-interest Expense:
Salaries and employee benefits	1,778	1,686	3,610	3,380
Occupancy	288	204	571	412
Equipment	321	290	632	575
Marketing and public relations	105	75	279	147
Amortization of intangibles	167	153	335	302
Other	855	774	1,712	1,536

Total non-interest expense	3,514	3,182	7,139	6,352

Income Before Taxes	1,276	1,286	2,254	2,476
Income Tax Expense	383	385	635	738

Net Income	$893	$901	$1,619	$1,738

Primary Earnings Per Share	$0.28	$0.30	$0.50	$0.59
Diluted Earnings Per Share	$0.27	$0.29	$0.49	$0.57

Average number of shares outstanding -basic	3,232,892	2,982,406	3,242,435	2,926,953
Average number of shares outstanding -diluted	3,288,483	3,078,439	3,297,067	3,028,455
Return on Average Assets	0.66%	0.72%	0.60%	0.66%
Return on Average Equity	5.67%	6.72%	5.18%	5.96%
Return on Average Tangible Equity	10.85%	14.02%	10.25%	13.3%
Net Interest Margin (non taxable equivalent)	3.26%	3.22%	3.22%	3.27%
Net Interest Margin (taxable equivalent)	3.34%	3.30%	3.31%	3.36%

Post Office Box 64 / Lexington, SC 29071